Exhibit 99.1

FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES THIRD QUARTER 2016 FINANCIAL RESULTS

Q3 2016 OVERVIEW
•	Revenue totaled $14.4 million, compared to $14.8 million in Q3 2015.
•	Selling, general and administrative expenses decreased 20% to $3.0 million, or 21% of revenue, from $3.8 million, or 26% of revenue, in Q3 2015.
•	Adjusted EBITDA increased to approximately $605,000 from approximately $75,000 in Q3 2015.
•
Operating income rose to $0.4 million, which included restructuring charges of approximately $85,000, from an operating loss of $3.6 million, which included including restructuring charges of $1.6 million and write-down of capitalized software development costs of $1.5 million, in Q3 2015.

•	Net income grew to $0.2 million, or $0.01 per diluted share, compared to a net loss of $3.8 million, or $(0.21) per diluted share, in Q3 2015.
•
Adjusted net income, excluding the impact of gain/loss from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense and consulting support for finance restructuring, increased to $0.4 million, or $0.02 per basic and diluted share, from an adjusted net loss of $1.7 million, or $(0.10) per basic and diluted share, in Q3 2015.

•	New orders more than doubled to $13.8 million from $5.3 million in Q3 2015, driven by two international projects to modernize nuclear simulators in the UK and Japan.
At September 30, 2016
•	Cash and equivalents of $17.4 million, or $0.94 per diluted share, including $3.3 million of restricted cash.
•	Working capital of $11.9 million and current ratio of 1.5x.
•	$0 long-term debt.
•	Backlog totaled $69.3 million, up 45% compared to year-end 2015 backlog of $47.9 million.
•	Year-to-date cash flow from operations increased 197% year over year to $3.9 million.

Sykesville, MD – November 14, 2016 - GSE Systems, Inc. ("GSE" or "the Company") (NYSE MKT: GVP), the world leader in real-time high-fidelity simulation systems and training solutions to the power and process industries, today announced financial results for the third quarter ("Q3") ended September 30, 2016.

Kyle J. Loudermilk, GSE's President and Chief Executive Officer, said, "We are pleased to report GSE's fifth consecutive quarter of positive adjusted EBITDA, which grew significantly on a year over year basis in Q3 2016, driven by our efforts to increase our backlog, reduce costs and streamline operations.  This quarter we continued to win important new projects, including two contracts to modernize nuclear simulators in the UK and Japan, which demonstrate the global strength of our innovative simulation solutions.  Our backlog remains strong, we have enhanced our leadership team and Board, and we are actively pursuing exciting organic and inorganic growth opportunities.  We are focused on generating positive revenue growth in 2017 while continuing to generate strong cash flow and improved profitability. Our increasingly strong balance sheet and operational performance put us in a great position to affect our growth strategy."

Q3 2016 RESULTS
Q3 2016 revenue totaled $14.4 million, compared to $14.8 million in Q3 2015, reflecting a 5% increase in Performance Improvement Solutions revenue and a 17% decrease in Nuclear Industry Training and Consulting revenue due to a strategic shift in sales focus to higher margin assignments. However, the slight decrease in Nuclear Industry Training and Consulting gross profit percentage during the three months ended Q3 2016 was primarily due to $1.3 million of revenue recognized from a large customer that had lower than normal margins of approximately 9%.
(in thousands)	Three Months ended September 30,		Nine Months ended September 30,
Revenue:	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance Improvement Solutions	$10,215	$9,751	$27,382	$26,798
Nuclear Industry Training and Consulting	4,213	5,058	12,438	15,678
Total Revenue	$14,428	$14,809	$39,820	$42,476

Performance Improvement Solutions new orders totaled $10.2 million in Q3 2016 compared to $3.8 million in Q3 2015.  Nuclear Industry Training and Consulting new orders totaled $3.6 million in Q3 2016 compared to $1.5 million in Q3 2015.

Q3 2016 gross profit was $3.7 million, or 25.8% of revenue, compared to $2.1 million, or 13.9% of revenue, in Q3 2015.

(in thousands)	Three Months ended September 30,				Nine Months ended September 30,
Gross Profit:	2016	%	2015	%	2016	%	2015	%
	(unaudited)		(unaudited)		(unaudited)		(unaudited)
Performance Improvement Solutions	$3,233	31.6%	$2,919	29.9%	$9,287	33.9%	$7,993	29.8%
Nuclear Industry Training and Consulting	491	11.7%	676	13.4%	1,620	13.0%	1,782	11.4%
Total Gross Profit	3,724	25.8%	3,595	24.3%	10,907	27.4%	9,775	23.0%
Less: Write-down of Capitalized Software Development Costs	-	-	1,538	10.4%	-	-	1,538	3.6%
Consolidated Gross Profit	$3,724	25.8%	$2,057	13.9%	$10,907	27.4%	$8,237	19.4%

Performance Improvement Solutions gross profit for Q3 2016 was $3.2 million, or 31.6% gross margin, compared to $2.9 million, or 29.9% gross margin, in Q3 2015.  Nuclear Industry Training and Consulting gross profit for Q3 2016 was approximately $491,000, or 11.7% gross margin, compared to approximately $676,000, or 13.4% gross margin, in Q3 2015.  Gross profit in Q3 2015 included a write-down of capitalized software development costs totaling $1.5 million; no such charges were recorded in Q3 2016.

Selling, general and administrative expenses in Q3 2016 decreased 20% to $3.0 million, or 21.1% of revenue, from $3.8 million, or 25.7% of revenue, in Q3 2015.

Operating income for Q3 2016 was approximately $433,000 compared to an operating loss of $3.6 million in Q3 2015.

Net income for Q3 2016 was approximately $168,000, or $0.01 per basic and diluted share, compared to a net loss of $3.8 million, or $(0.21) per basic and diluted share, in Q3 2015.

Adjusted net income, excluding the impact of gain/loss from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense and consulting support for finance restructuring, increased to $0.4 million, or $0.02 per basic and diluted share, from an adjusted net loss of $1.7 million, or $(0.10) per basic and diluted share, in Q3 2015.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for Q3 2016 was approximately $400,000 compared to an EBITDA loss of $3.5 million in Q3 2015.

Adjusted EBITDA, which excludes the impact of restructuring charges, write-down of capitalized software development costs, gain/loss from the change in fair value of contingent consideration, consulting support for finance restructuring and stock-based compensation expense, increased to approximately $605,000 in Q3 2016 from approximately $75,000 in Q3 2015.

Backlog at September 30, 2016, increased 45% to $69.3 million from $47.9 million at December 31, 2015.  Backlog at September 30, 2016, included $63.5 million of Performance Improvement Solutions backlog and $5.8 million of Nuclear Industry Training and Consulting backlog.

GSE's cash position at September 30, 2016, was $17.4 million, including $3.3 million of restricted cash, as compared to $14.6 million, including $3.6 million of restricted cash, at December 31, 2015.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q3 results and other matters.

Interested parties may participate in the call by dialing:
•	(877) 407-9753 (Domestic)
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=175387

For those who cannot listen to the live broadcast, an online webcast replay will be available at www.gses.com or through February 14, 2017 at the following link:

http://www.investorcalendar.com/IC/CEPage.asp?ID=175387

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a world leader in real-time high-fidelity simulation, providing a wide range of simulation, training and engineering solutions to the power and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations.  GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in Huntsville, Alabama; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Devin Sullivan
Chief Operating Officer	Senior Vice President
GSE Systems, Inc.	(212) 836-9608
(410) 970-7802	dsullivan@equityny.com

Kalle Ahl, CFA
Senior Associate
(212) 836-9614
kahl@equityny.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$14,428	$14,809	$39,820	$42,476
Cost of revenue	10,704	11,214	28,913	32,701
Write-down of capitalized software dev. costs	-	1,538	-	1,538

Gross profit	3,724	2,057	10,907	8,237

Selling, general and administrative	3,043	3,811	9,032	11,031
Restructuring charges	85	1,600	487	1,746
Depreciation	91	119	294	383
Amortization of definite-lived intangible assets	72	123	219	370
Operating expenses	3,291	5,653	10,032	13,530

Operating income (loss)	433	(3,596)	875	(5,293)

Interest income, net	11	19	52	67
Loss on derivative instruments, net	(211)	20	(346)	(59)
Other income (expense), net	15	(156)	112	(235)

Income (loss) before income taxes	248	(3,713)	693	(5,520)

Provision for income taxes	80	50	275	211

Net income (loss)	$168	$(3,763)	$418	$(5,731)

Basic earnings (loss) per common share	$0.01	$(0.21)	$0.02	$(0.32)
Diluted earnings (loss) per common share	$0.01	$(0.21)	$0.02	$(0.32)

Weighted average shares outstanding - Basic	18,230,148	17,894,272	18,052,019	17,890,020
Weighted average shares outstanding - Diluted	18,470,117	17,894,272	18,287,870	17,890,020

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected Balance Sheet Data (in thousands)
	(unaudited)	(audited)
	September 30, 2016	December 31, 2015
Cash and cash equivalents	$14,093	$11,084
Restricted cash – current	1,601	1,771
Current assets	34,839	28,414
Long-term restricted cash	1,735	1,779
Total assets	45,132	39,371

Current liabilities	$22,943	$19,708
Long-term liabilities	2,076	1,295
Stockholders' equity	20,113	18,368

EBITDA and Adjusted EBITDA Reconciliation (in thousands)
EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles ("GAAP").  Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company's results because it excludes certain items that are not directly related to the Company's core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income (loss)	$168	$(3,763)	$418	$(5,731)
Interest income, net	(11)	(19)	(52)	(67)
Provision for income taxes	80	50	275	211
Depreciation and amortization	163	242	513	753
EBITDA	400	(3,490)	1,154	(4,834)
Write-down of capitalized software development costs	-	1,538	-	1,538
Gain/Loss from the change in fair value of contingent consideration	(524)	306	(370)	739
Restructuring charges	85	1,600	487	1,746
Stock-based compensation expense	412	121	900	392
Consulting support for finance restructuring	232	-	310	-
Adjusted EBITDA	$605	$75	$2,481	$(419)

Adjusted Net Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)
Adjusted Net Income and adjusted earnings (loss) per share ("adjusted EPS") are not measures of financial performance under generally accepted accounting principles ("GAAP").  Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, are useful to investors to evaluate the Company's results because they exclude certain items that are not directly related to the Company's core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period.  These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, is as follows:

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2016	2015	2016	2015

Net income (loss)	$168	$(3,763)	$418	$(5,731)
Gain/loss from the change in fair value of contingent consideration	(524)	306	(370)	739
Restructuring charges	85	1,600	487	1,746
Stock-based compensation expense	412	121	900	392
Consulting support for finance restructuring	232	-	310	-
Adjusted net income	$373	$(1,736)	$1,745	$(2,854)

Earnings (loss) per share - diluted	$0.01	$(0.21)	$0.02	$(0.32)

Adjusted earnings (loss) per share - diluted	$0.02	$(0.10)	$0.10	$(0.16)

Weighted average shares outstanding - Diluted	18,470,117	17,894,272	18,287,870	17,890,020